August 3, 2018
PERSONAL AND CONFIDENTIAL
Steven D. Barnhart
3113 Woodcreek Drive
Downers Grove, Illinois 60515

Re:    Special Retention Compensation

Dear Mr. Barnhart:
In recognition of your continued service to FTD Companies, Inc. (the “Company”), the Company hereby provides to you an opportunity to earn certain additional compensation (“Retention Compensation”) if you meet the requirements set forth herein. This letter agreement (this “Letter”) sets forth the terms and conditions of your Retention Compensation opportunity, including the requirements that you must meet to receive each element of Retention Compensation. This Letter will be effective, and you will be eligible for the Retention Compensation, as of July 18, 2018 (the “Effective Date”), provided that you sign and return the enclosed copy of this Letter to the Company on or prior to August 3, 2018.
1.Base Salary Opportunity.

(a)
Effective as of the Effective Date and continuing until the first anniversary of the Effective Date (subject to your continued employment), your monthly base salary rate will be increased by $10,000.00 (the “Monthly Salary Increase”). Your base salary will continue to be paid in accordance with the Company’s normal payroll practices, except that, to the extent that such Monthly Salary Increase is not reflected on the first payroll date that covers the Effective Date, it will be included in the following payroll date as a “true-up.” You agree and acknowledge that the reduction of your base salary (due to the elimination of the Monthly Salary Increase) following the first anniversary of the Effective Date shall not be an event giving rise to “good reason” as defined in, and for purposes of, your Employment Agreement or any other Company plan, program or agreement.

(b)
If you experience an Involuntary Termination (as defined below) prior to the first anniversary of the Effective Date, then contingent on your satisfaction of the Release Conditions (as defined in your Employment Agreement (as defined below)) the Company will pay you a lump sum cash payment equal to the product of your Monthly Salary Increase for twelve months, multiplied by a fraction, the numerator of which is the number of calendar days that remain until the first anniversary of the Effective Date at the time of your Involuntary Termination and the denominator of which is 365. Such lump sum cash payment will be made as soon as practicable (but no later than 60 days) following the date of such Involuntary Termination. For example, if 150 calendar days remain until the first anniversary of the Effective Date at the time of your Involuntary Termination, you would receive a lump sum cash payment equal to $49,315.00. For the avoidance of doubt, the Monthly Salary Increase and any lump sum payment made in accordance with this Section 1(b) will be disregarded for purposes of calculating any severance payment to which you may be entitled (if any) under any severance plan, program or arrangement, including pursuant to your Employment Agreement, that is calculated based on a multiple of, or otherwise related to, your base salary.

2.Retention Bonus Opportunity. If you remain in the continuous employ of the Company until the first to occur of (a) the first anniversary of the Effective Date, (b) the consummation of a Transaction, and (c) your Involuntary Termination ((a), (b), or (c), as applicable, the “Retention Bonus Trigger”), then you will be entitled to a cash bonus payout in an amount equal to $200,000.00 (the “Retention Bonus”). If earned, the Retention Bonus will be paid to you in a lump sum as soon as practicable (but no later than 60 days) following the date on which the Retention Bonus Trigger occurs, contingent on your satisfaction of the Release Conditions in the event the Retention Bonus Trigger is your Involuntary Termination.

3.Transaction Bonus Opportunity. If you remain in the continuous employ of the Company until the consummation of a Transaction, then you will be entitled to a cash bonus payout in an amount equal to $400,000.00 (the “Transaction Bonus”), provided that the Company enters into an agreement or agreements the consummation of which would result in such Transaction (collectively, the “Transaction Agreement”) no later than the second anniversary of the Effective Date. If earned, the Transaction Bonus will be paid to you in a lump sum as soon as practicable (but no later than 30 days) following the date of the consummation of the Transaction. Notwithstanding the foregoing, if you experience an Involuntary Termination and either (a) such Involuntary Termination occurs prior to the second anniversary of the Effective Date, or (b) the Company has, prior to the second anniversary of the Effective Date, entered into the Transaction Agreement, and such Involuntary Termination occurs after such Transaction Agreement is entered into but prior to the consummation of such Transaction or the termination of such Transaction Agreement without the consummation of such Transaction, then you will be entitled to receive the Transaction Bonus, which will be paid to you in a lump sum as soon as practicable (but no later than 60 days) following date of such Involuntary Termination, contingent on your satisfaction of the Release Conditions.

4.Not in Lieu of and No Impact On Annual Cash Incentive Opportunity. For the avoidance of doubt, the bonus opportunities described in this Letter are in addition to,

and not in lieu of, any annual cash incentive opportunity with the Company that may otherwise be applicable to you. In addition, the Monthly Salary Increase shall be disregarded for purposes of calculating your annual bonus opportunity and your annual bonus (if any) for calendar years 2018 and 2019.

5.Certain Defined Terms.

(a)
Involuntary Termination. For purposes of this Letter, “Involuntary Termination” will mean a termination of your employment with the Company by the Company “without cause” or by you for “good reason,” in each case as defined in the Employment Agreement, dated as of December 8, 2017, by and between the Company and you, as amended (the “Employment Agreement”).

(b)
Transaction. For purposes of this Letter, “Transaction” will mean, collectively: (i) a public offering or private placement of debt or equity securities of the Company, provided that the gross proceeds thereof exceed $75,000,000; (ii) the repayment or permanent refinancing of the outstanding debt under the Company’s existing credit agreement; (iii)  the occurrence of any Change in Control (as defined in the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan); or (iv) any other transaction that the Board of Directors of the Company may hereafter determine should be treated as a Transaction for purposes of this Letter.

6.Tax Withholding. The Company may withhold from any payments owed to you under this Letter all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

7.Section 409A. Sections 7(e), 7(f) and 12(d) of the Employment Agreement (regarding Section 409A of the Internal Revenue Code of 1986, as amended) is hereby incorporated by reference and made a part of this Letter.

8.Complete Agreement. This Letter, along with Sections 7(e), 7(f) and 12(d) of the Employment Agreement, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to (a) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets or (b) any affiliate of the Company, provided such successor or affiliate assumes the liabilities of the Company hereunder.

10.Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of the Company and you.

11.Governing Law. This Letter will be construed, interpreted and governed in accordance with the laws of Illinois without reference to such state’s rules relating to conflicts of law.

12.Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed an original, and both of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

FTD COMPANIES, INC.

By: /s/ Scott D. Levin
Name: Scott D. Levin
Title: Interim President & CEO

ACKNOWLEDGED AND AGREED, with the effect set forth above,

/s/ Steven D. Barnhart
Recipient Name: Steven D. Barnhart

Date: August 3, 2018